Exhibit 10.1.7.4

AMENDMENT

TO THE

CONSOLIDATED EDISON THRIFT SAVINGS PLAN

Regarding Code Section 401(a)(9)(H)

Waiving calendar year 2009 required minimum

distributions, in accordance with the

Worker, Retiree, and Employer Recovery Act of 2008

and IRS Notice 2009-82

On December 23, 2008, the “Worker, Retiree, and Employer Recovery Act of 2008” (“WRERA”) was signed into law. WRERA includes a relief measure that waives the requirement for taxpayers age 70  1/2 and older to take a required minimum distribution in 2009 until 2010 (not for 2008 required minimum distributions to be taken in 2009). WRERA limits the waiver of the minimum required distribution rules to qualified defined contribution plans and IRAs.

On September 24, 2009, the Internal Revenue Service issued Notice 2009-82, which provides guidance on the waiver of the 2009 required minimum distribution. An amendment to reflect the treatment of the 2009 required minimum distribution had to be adopted no later than the last day of the first plan year beginning on or after January 1, 2011.

The Plan Administrator has the authority to amend the Thrift Savings Plan for statutory and tax qualification purposes. Therefore, in accordance with the authority to amend the Thrift Savings Plan for statutory changes, the Plan Administrator is hereby amending the Thrift Savings Plan to permit participants and beneficiaries who would have been required to take a required minimum distribution in calendar year 2009 an election to waive such distribution.

Amendment to

The Consolidated Edison Thrift Savings Plan

For the Worker, Retiree, and Employer Recovery Act of 2008 (WRERA)

1. The Introduction is amended by adding at the end of the Introduction the following language:

WRERA added Code section 401(a)(9)(H) that provides, in part, a suspension of the minimum distribution requirement for calendar year 2009 applicable to defined contribution plans.

Under WRERA, a plan amendment made pursuant to WRERA section 201 may be retroactively effective, if, in addition to meeting the other applicable requirements, the amendment was made on or before the last day of the first plan year beginning on or after January 1, 2011.

The Plan Administrator timely adopted an amendment providing that participants and beneficiaries may elect between receiving and not receiving distributions that include 2009 RMDs. A participant or beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the participant, the joint lives (or joint life expectancy) of the participant and the participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will receive those distributions for 2009 unless the participant or beneficiary chooses not to receive such distributions.

Participants and beneficiaries described in the preceding sentence were given the opportunity to elect to stop receiving the distributions described in the preceding sentence. In addition, notwithstanding otherwise in the Plan, and solely for purposes of applying the direct rollover provisions, certain additional distributions in 2009, were treated as eligible rollover distributions.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed effective as of December 13, 2011

/s/ Mary Adamo
Mary Adamo
Plan Administrator and Vice President – Human Resources Consolidated Edison Company of New York, Inc.

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